Exhibit 23.01


                 CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Temple-Inland Inc. for the registration of $500 million Debt Securities, and to the incorporation by reference therein of our reports dated January 30, 1998, with respect to the consolidated financial statements of Temple-Inland Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended January 3, 1998 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                   /s/ Ernst & Young LLP

Houston, Texas
May 1, 1998